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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): December 21, 1999


                        DUALSTAR TECHNOLOGIES CORPORATION
             (Exact name of registrant as specified in its charter)


        DELAWARE                    0-25552                    13-3776834
(State of incorporation      (Commission File Number)         (IRS Employer
   or organization)                                        Identification No.)


         11-30 47TH AVENUE, LONG ISLAND CITY, NEW YORK    11101
         (Address of principal executive offices)       (Zip Code)


       Registrant's telephone number, including area code: (718) 340-6655

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On December 21, 1999, the Registrant Announced as follows:

   DUALSTAR SIGNS LETTER OF INTENT WITH BLACKACRE ON $46.2 MILLION INVESTMENT


                  NEW YORK, NY - December 21, 1999 - DualStar Technologies Corporation ("DualStar" or the "Company") (Nasdaq: DSTR) announced today that it has entered into a letter of intent with Blackacre Capital Management, L.L.C. and certain of its affiliates (collectively, "Blackacre") under which Blackacre would invest $46.2 million in the Company.

                  Subject in all respects to agreement on final terms and conditions, the execution of definitive documents and approval by DualStar's stockholders, Blackacre would invest $46.2 million in DualStar through the purchase, at Blackacre's election, of either: (A) a $30 million ten-year convertible promissory note ("Note") bearing interest at the rate of 3% per annum, convertible into shares of the Company's common stock at a conversion price of $4.00 per share, and 4,050,000 shares of the Company's common stock at a purchase price of $4.00 per share; or (B) 11,550,000 shares of the Company's common stock at a purchase price of $4.00 per share. Blackacre would enter into a "strategic alliance" with DualStar under which it would grant DualStar the right of first refusal to acquire access rights to deliver voice, video, data, energy, security and other services to properties owned or controlled by, or affiliated with, Blackacre and/or its affiliates. In connection with the letter of intent, DualStar has agreed to provide Blackacre with a "break-up fee" consisting of warrants to purchase common stock and cash should DualStar enter into a "competing transaction" with another party and not proceed with the $46.2 million transaction with Blackacre.

                  Blackacre would also seek majority representation on DualStar's Board of Directors. Assuming Blackacre fully converted the principal under the Note (or if Blackacre elects to make its investment solely in common stock), Blackacre would then own approximately 51.7% of the

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Company's then-outstanding common stock (based on 10,791,000 shares of common stock outstanding as of today). The Company can make no assurances that final agreement will be reached with Blackacre and definitive documents executed with respect to the $46.2 million investment, or that DualStar's stockholders will approve the transaction.

                  In a related matter, the $7 million secured convertible bridge loan made to DualStar by an affiliate of Blackacre on December 3, 1999 has been modified and amended to delete the conversion feature of such loan.

                  Blackacre and its affiliates manage funds and accounts of over $5.5 billion. Blackacre and its fund management affiliates are headquartered in New York City and focus on investments in companies, real estate, asset-based lending and related investment opportunities in the United States, Europe and Asia. Its investment staff includes professionals with operating, investment and management experience. Moreover, their sizeable portfolio has led to relationships with an extensive array of industry owners and operators used to identify and evaluate investment opportunities and operate their portfolio companies.

                  DualStar Technologies Corp., through its subsidiaries, designs and installs infrastructure systems and provides services that control and enhance the environment in buildings. These systems and services include: heating, ventilation and air conditioning (HVAC); electrical; building and energy management (BMS); enhanced local, regional and long distance telephony as a Competitive Local Exchange Carrier (CLEC); direct broadcast satellite (DBS) and cable television as a System Operator; high-speed Internet access as an Internet Service Provider (ISP); and security and safety. DualStar created and owns many innovative trademarked concepts, including the CyberBuilding(R), CyberCierge(R), Building Area Network(R) (BAN), Home Area Network (HAN), Community Area Network (CAN), InfoStructure, InfoStructors, CyberView(R), CyberBuilders(R), DualStar(R), DualStar Communications(R) and DualStar Technologies(R). For more information, visit the Company's Web site at http://www.dualstar.com, e-mail info@dualstar.com, or call (718) 340-6655. The Company's securities are traded on The Nasdaq National Market under the symbols DSTR (common) and DSTRW (warrants).

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                  This press release and the materials referred to hereby
contain forward-looking statements regarding the Company's business and future plans of operations. When used herein, the words "intends," "expects," "plans," "estimates," "projects," "believes," "anticipates" and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties. These and other important factors, including those set forth in the Company's Annual Report on Form 10-K (available to the public at www.sec.gov), may cause the actual results and performance to differ materially from the future results expressed in or implied by such forward-looking statements. The forward-looking statements contained in this press release speak only as of the date hereof and the Company disclaims any obligation to provide public updates, revisions or amendments to any forward-looking statements made herein to reflect changes in the Company's expectations or future events.


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                                    SIGNATURE


        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                              DUALSTAR TECHNOLOGIES CORPORATION




Date: December 21, 1999        By: /s/ Robert Birnbach
                                  -----------------------
                                  Robert Birnbach
                                  Executive Vice President and
                                  Chief Financial Officer


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